Exhibit 99.1

Gevo Reports First Quarter 2016 Financial Results

First Commercial Airline Flight with Alaska Airlines Scheduled to be Flown in June 2016

- Gevo to Host Conference Call Today at 4:30 p.m. EDT/2:30 MDT -

•	Reports EPS of ($0.16) for the first quarter
•	Ended the first quarter with cash and cash equivalents of $8.7 million
•	Reports revenue of $6.3 million for the quarter
•	Reports non-GAAP cash EBITDA loss[1] of $3.9 million for the quarter

ENGLEWOOD, Colo. – May 12, 2016 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the three months ended March 31, 2016. Key highlights for the quarter included:

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Gevo announced that Alaska Airlines is scheduled to fly the first-ever commercial airline flight using Gevo’s renewable alcohol to jet fuel (ATJ) in the first half of June 2016.  The specific flight route is still being determined, however it is anticipated that the flight will depart from Alaska Airlines’ hub in Seattle–Tacoma International Airport. This follows the news announced in April that ASTM International had completed its process of approving a revision of ASTM D7566 (Standard Specification for Aviation Turbine Fuel Containing Synthesized Hydrocarbons) to include alcohol to jet synthetic paraffinic kerosene (ATJ-SPK) derived from renewable isobutanol.

•

Gevo shipped the first railcar of finished isobutanol since the restart of production of isobutanol in March, following completion of the capital improvement projects undertaken at Luverne to decrease the cost of isobutanol production. The railcar is being sent to a terminal owned by CW Petroleum Corp. in Dayton, TX, where it is expected to be delivered to retailers throughout Texas and sold primarily for marine and off-road specialty gasoline blendstock applications.

•

Following the restart of isobutanol production in March, Gevo has produced approximately 50 thousand gallons of isobutanol. In addition, Gevo’s iDGsTM, or the distiller grains produced as part of the isobutanol process, are being blended with the distiller grains coming from the ethanol side of the plant, and being sold on par with traditional ethanol distiller grains.

“We are pleased with the progress we are making at Luverne since restarting isobutanol production in March of this year. Our isobutanol production guidance remains on track in terms of gallons we expect to produce this year and our targeted variable cost of production levels that we expect to achieve. We are excited to have more visibility into larger volumes of isobutanol coming from the Luverne plant. This visibility will enable us to really focus on developing some of our core markets, such as the marina and off-road markets. And of course, I’m very excited that Alaska Airlines has set a date for its first test flight using our ATJ. We believe that this will be a key milestone in establishing our jet fuel vertical as a growth driver for Gevo’s overall business,” said Dr. Patrick Gruber, Chief Executive Officer.

Financial Highlights

Revenues for the first quarter of 2016 were $6.3 million compared with $5.9 million in the same period in 2015. During the first quarter of 2016, revenues derived at the Luverne plant were $5.8 million, an increase of approximately $0.7 million from the same period in 2015. This was primarily a result of higher ethanol production, partially offset by lower ethanol prices, in the 1st quarter of 2016 versus the same period in 2015.

[1]

Cash EBITDA loss is calculated by adding back depreciation and non-cash stock compensation to GAAP Loss From Operations; a reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

During the first quarter of 2016, hydrocarbon revenues were $0.3 million, a decrease of approximately $0.2 million from the same period in 2015. This decrease was primarily a result of the timing of shipments of finished products from Gevo’s hydrocarbons demonstration plant located in Silsbee, Texas.

Gevo also generated grant revenue of $0.3 million during the first quarter of 2016, flat as compared to the same period in 2015. Gevo’s grant revenue is primarily generated through the work it is doing with the Northwest Advanced Renewables Alliance to produce isobutanol from cellulosic feedstocks, such as wood waste, which can then be converted into Gevo’s ATJ.

Cost of goods sold was flat during the three months ended March 31, 2016, compared with the same quarter in 2015. Cost of goods sold included approximately $7.8 million associated with the production of ethanol, isobutanol and related products and approximately $1.5 million in depreciation expense.

Gross loss was $2.9 million for the three months ended March 31, 2016.

Research and development expense decreased by approximately $0.7 million during the three months ended March 31, 2016, compared with the same quarter in 2015, due primarily to a $0.3 million decrease related to reduced employee related, consultant and contract staff expenses, and a $0.2 million decrease in costs related to the South Hampton facility as a result of timing of shipments of finished products from the facility.

Selling, general and administrative expense decreased by $2.6 million during the three months ended March 31, 2016, compared with the same quarter in 2015, due primarily to an aggregate decrease of $2.4 million in general, patent and litigation legal expenses.

Loss from operations in the first quarter of 2016 was $5.9 million, compared with $9.5 million in the same quarter in 2015.

Non-GAAP cash EBITDA loss in the first quarter of 2016 was $3.9 million, compared with $7.5 million in the same quarter in 2015.

Interest expense in the first quarter of 2016 was $2.2 million, which was an increase of $0.1 million over the same quarter last year.

During the three months ended December 31, 2016, the estimated fair value of the derivative warrant liability decreased by $5.2 million, resulting in a gain from change in fair value of derivative warrant liability, primarily associated with the decrease in the price of Gevo’s common stock in the quarter.

Gevo also incurred a non-cash loss of $0.8 million during the quarter due to the quarterly mark-to-market valuation of the 2017 Notes.

During the three months ended March 31, 2016, there was no change in the value of the embedded derivatives in the convertible notes issued in 2012 (the 2022 Notes), as the derivatives have had no meaningful value since the third quarter of 2014.  No holders of the 2022 Notes converted or exchanged any notes during the quarter.

The net loss for the first quarter of 2016 was $3.6 million, compared with $7.3 million during the same period in 2015.

The cash position at March 31, 2016 was $8.7 million. This balance included $1.2 million that was pre-funded to Gevo prior to the closing of the underwritten offering of common shares and warrants that closed on April 1, 2016.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Patrick Gruber, Chief Executive Officer, Mike Willis, Chief Financial Officer, and Geoff Williams, General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1(847) 585-4405 (inside the U.S.) or 1 (888) 771-4371 (outside the U.S.) and reference the access code 42493910. A replay of the call and webcast will be available two hours after the conference call ends on May 12, 2016. To access the replay, please dial 1(630) 652-3042 (inside the US) or 1(888) 843-7419 (outside the US) and reference the access code 42493910. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minnesota. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements related to the ability of Gevo to reduce isobutanol production costs and produce isobutanol at a positive contribution margin following completion of the capital improvement projects at Gevo’s Luverne, Minnesota production facility, the timing of the commercial airline flight by Alaska Airlines, Gevo’s ability to achieve its production and cost guidance, Gevo’s ability to secure new customer relationships across core markets, and other statements that are not purely statements of historical fact.  These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2015, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with U.S. generally accepted accounting principles (GAAP), non-GAAP cash EBITDA. On a non-GAAP basis, non-GAAP cash EBITDA excludes non-cash items such as depreciation and stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. This non-GAAP financial measure also facilitates management's internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes this non-GAAP financial measure is useful to investors because it allows for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Reverse Stock Split

On April 15, 2015, our Board of Directors approved a reverse split of our common stock, par value $0.01, at a ratio of one-for-fifteen.  This reverse stock split became effective on April 20, 2015 and, unless otherwise indicated, all share amounts, per share data, share prices, exercise prices and conversion rates set forth in this press release and the accompanying consolidated financial statements have, where applicable, been adjusted to reflect this reverse stock split.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenue and cost of goods sold
Ethanol sales and related products, net	$5,757	$5,098
Hydrocarbon revenue	298	517
Grant and other revenue	265	284
Total revenues	6,320	5,899

Cost of goods sold	9,223	9,234

Gross loss	(2,903)	(3,335)

Operating expenses
Research and development expense	1,044	1,722
Selling, general and administrative expense	1,919	4,479
Total operating expenses	2,963	6,201

Loss from operations	(5,866)	(9,536)

Other (expense) income
Interest expense	(2,151)	(2,035)
Gain on conversion of debt	-	285
(Loss)/Gain from change in fair value of the 2017 Notes	(836)	3,765
Gain from change in fair value of derivative warrant liability	5,248	167
Other income	-	11
Total other income, net	2,261	2,193

Net loss	$(3,605)	$(7,343)

Net loss per share attributable to Gevo, Inc. common stockholders - basic and diluted	$(0.16)	$(0.88)
Weighted-average number of common shares outstanding - basic and diluted	23,016,329	8,312,398

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$8,672	$17,031
Accounts receivable	869	1,391
Inventories	2,987	3,487
Prepaid expenses and other current assets	1,008	731
Total current assets	13,536	22,640

Property, plant and equipment, net	78,562	76,777
Deposits and other assets	3,414	3,414
Total assets	$95,512	$102,831

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$6,779	$7,476
Derivative warrant liability	2,946	10,493
Current portion of secured debt, net	342	330
Current portion 2017 Notes recorded at fair value	22,401	-
Total current liabilities	32,468	18,299
Long-term portion of secured debt, net	63	153
Long term portion 2017 Notes recorded at fair value	-	21,565
2022 Notes, net	15,392	14,341
Other long-term liabilities	146	147
Total liabilities	48,069	54,505

Total stockholders’ equity	47,443	48,326
Total liabilities and stockholders' equity	$95,512	$102,831

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Three Months Ended March 31,
	2016	2015
Operating Activities
Net loss	$(3,605)	$(7,343)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain from change in fair value of derivative warrant liability	(5,248)	(167)
Loss/(Gain) from change in fair value of the 2017 Notes	836	(3,765)
Gain on conversion of debt	-	(285)
Stock-based compensation	358	402
Depreciation and amortization	1,621	1,662
Non-cash interest expense	1,057	845
Other non-cash expenses	-	25
Changes in operating assets and liabilities:
Accounts receivable	523	214
Inventories	500	(207)
Prepaid expenses and other current assets	(278)	178
Accounts payable, accrued expenses, and long-term liabilities	(1,268)	(1,048)
Net cash used in operating activities	(5,504)	(9,489)

Investing Activities
Acquisitions of property, plant and equipment	(2,247)	(126)
Net cash used in investing activities	(2,247)	(126)

Financing Activities
Payments on secured debt	(84)	(51)
Debt and equity offering costs	(589)	(1,165)
Proceeds from issuance of common stock and common stock units	-	6,650
Proceeds from the exercise of warrants	65	2,175
Net cash (used in) provided by financing activities	(608)	7,609

Net increase (decrease) in cash and cash equivalents	(8,359)	(2,006)

Cash and cash equivalents
Beginning of period	17,031	6,359
End of period	$8,672	$4,353

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended March 31,
	2016	2015
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(3,559)	$(4,312)
Depreciation and amortization	1,453	1,451
Non-cash stock-based compensation	5	(2)
Non-GAAP cash EBITDA	$(2,101)	$(2,863)

Gevo, Inc.
Loss from operations	$(2,307)	$(5,224)
Depreciation and amortization	168	211
Non-cash stock-based compensation	353	404
Non-GAAP cash EBITDA	$(1,786)	$(4,609)

Gevo Consolidated
Loss from operations	$(5,866)	$(9,536)
Depreciation and amortization	1,621	1,662
Non-cash stock-based compensation	358	402
Non-GAAP cash EBITDA	$(3,887)	$(7,472)

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Media Contact David Rodewald The David James Agency, LLC +1 805-494-9508 gevo@davidjamesagency.com Investor Contact
Shawn M. Severson
EnergyTech Investor, LLC
+1 415-233-7094
shawn@energytechinvestor.com @ShawnEnergyTech www.energytechinvestor.com